Exhibit 99.1
PRINCETON SECURITY TECHNOLOGIES, INC.
303C College Road, Princeton, NJ 08540

NEWS
FOR IMMEDIATE RELEASE
Contacts:	Princeton Security Technologies, Inc. Juhani Taskinen President and CEO 609-924-7310 jtask@pgt.com

THERMO FISHER SCIENTIFIC TO ACQUIRE PRINCETON SECURITY TECHNOLOGIES, INC.

PRINCETON, NJ, June 13, 2012 — Princeton Security Technologies, Inc. (OTCBB: PSGY and referred to herein as “Princeton”), a developer and manufacturer of detector products, including x-ray and gamma-ray detectors, spectroscopy systems, and radioisotope identifier products, today announced that it has entered into a definitive merger agreement with Thermo Fisher Scientific Inc. (“Thermo Fisher”), under which Thermo Fisher will acquire all the outstanding shares of Princeton for $0.89 per share in cash, in a transaction valued at approximately $13 million.

Under the terms of the merger agreement, a wholly owned subsidiary of Thermo Fisher will merge into Princeton, with Princeton as the surviving corporation, and each outstanding share of common stock of Princeton (other than dissenting shares) will be converted into the right to receive $0.89 per share, in cash.  This price represents a premium of 78% over the closing share price of Princeton’s common stock on June 12, 2012.  The Board of Directors of Princeton has unanimously approved the merger.  In addition, holders of Princeton common stock constituting approximately 71.2% of Princeton’s outstanding shares have executed and delivered to Princeton written consents adopting the merger agreement, as a result of which the required stockholder approval of the merger has been obtained and no further action by Princeton stockholders is required in connection with the transaction.

The closing of the merger is subject to the satisfaction or waiver of customary closing conditions, including the absence of any legal restraint, injunction or other action that would prohibit the merger, and the absence of any event that constitutes a material adverse effect (as defined in the merger agreement) on Princeton.  The closing is also subject to the condition that the time period for the holders of Princeton common stock to exercise dissenters’ rights under Nevada law shall have expired and no more than 10% of the issued and outstanding shares of Princeton common stock shall be dissenting shares.  The transaction is expected to close during July 2012.

“We believe the merger is an excellent opportunity for the Princeton customers, employees and stockholders,” said Juhani Taskinen, Princeton President and Chief Executive Officer.  “It will provide the Princeton stockholders with the opportunity to realize a substantial premium to Princeton’s current share price.  In addition, the combination of Thermo Fisher’s global reach and leadership in radiation measurement and monitoring  with Princeton’s innovative  detector technology represents a coupling of complementary strengths that will benefit our customers and employees.”

CoView Capital, Inc., a New York-based middle-market investment banking firm, was retained by the Princeton board of directors to render a fairness opinion with regard to the transaction.

Please see the “Additional Information” section below for further information regarding the merger that will be made available to all stockholders.

About Princeton Security Technologies, Inc.

Princeton Security, a Nevada corporation founded in 2005, develops, manufactures and markets a line of detector products, including x-ray and gamma-ray detectors, spectroscopy systems, and radioisotope identifier products.  Our products are used for industrial, commercial and security applications ranging from the homeland security need to detect concealed radioactive material to silicon wafer fabrication companies that use our products and components to analyze silicon wafers for defects.  We manufacture individual detection units and component parts for larger units manufactured and sold by third parties.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about the merger between Princeton and Thermo Fisher, including future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of Princeton and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.  Statements made in the future tense, and words such as “anticipate”, “expect”, “project”, “continue”, “believe”, “plan”, “estimate”, “intend”, “will”, “may” and similar expressions are intended to identify forward-looking statements.  These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Princeton.  Relevant risks and uncertainties include those referenced in Princeton’s filings with the Securities and Exchange Commission (the “SEC”) which can be obtained as described in “Additional Information ” below.  Risks and uncertainties relating to the merger include: failure to consummate or delay in consummating the merger; changes in laws or regulations; and changes in general economic conditions.  These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered.  The information contained in this press release is as of June 13, 2012.  Except to the extent required by law, Princeton assumes no obligation to update any forward-looking statements contained in this press release as a result of new information or future events or developments.

Additional Information

In connection with the merger, Princeton will mail to its stockholders a notice, which will include additional information about the merger and certain rights stockholders have in connection with the merger.  Princeton stockholders are encouraged to read the notice carefully because it will contain important information about Princeton and the merger.